Exhibit 23.2

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of CardConnect Corp. (the “Company”) for the registration of common stock, preferred stock, debt securities, warrants, units and common stock offered by the selling stockholders and to the incorporation by reference therein of our report dated March 29, 2017, with respect to the financial statements of MertzCo, Inc. (d/b/a CardConnect), included in the Form 8-K of CardConnect Corp. filed with the Securities and Exchange Commission on April 7, 2017.

/s/ Mueller & Co., LLP

Elgin, Illinois

April 24, 2017